EXHIBIT 99.1

EDGAR(R) Online Reports Third Quarter 2007 Results

Increases Revenues 15% From the Third Quarter of 2006 and Reports Positive Adjusted EBITDA

SOUTH NORWALK, Conn., Oct. 30 /PRNewswire-FirstCall/ -- EDGAR(R) Online(R), Inc. (Nasdaq: EDGR), today announced that revenue increased 15% to $4.7 million for the quarter ended September 30, 2007, compared to $4.1 million for the same quarter last year. Total revenue for the nine months ended September 30, 2007 increased 8% to $13.1 million, compared to $12.2 million in the same period last year. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

Philip Moyer, EDGAR Online's CEO and President said, "We reported positive EBITDA, on an adjusted basis, for the third quarter of 2007. The revenues from our data licenses grew at a double digit pace as compared to the prior year. Our revolutionary XBRL data feeds are proving popular with fund managers and many financial institutions. We believe that XBRL is the new definition for "as-reported" fundamental data. During the quarter, we took further steps to position EDGAR Online to capitalize on the opportunity that XBRL represents."

Mr. Moyer continued, "In addition, we signed a contract with Microsoft's MSN similar to our relationships in which we provide SEC filings and other content sets to Yahoo! Finance, Google Finance and Forbes.com. Also during the quarter, EDGAR Online was named a Microsoft Managed ISV Partner. Microsoft Managed ISV Partners are a select group of companies that provide unique software solutions using new leading technologies. Microsoft allows partners to embed its core products into their solutions, and provides development, marketing and sales resources to assist partners in bringing products and solutions to market."

Operating and net losses were both ($1.8 million), or ($0.07) per share, for the three months ended September 30, 2007 compared to ($1.5 million), or ($0.06) per share for the same quarter last year. In the third quarter of 2007, the Company recorded severance charges totaling $984,000, or ($0.04) per share related to a reduction in total Company employees. Operating loss was ($5.7 million), or ($0.22) per share, for the nine months ended September 30, 2007 compared to ($4.5 million), or ($0.18) per share for same period last year. Net loss for the nine months ended September 30, 2007 was ($5.8 million), or ($0.22) per share compared to ($4.4 million), or ($0.17) per share for the same period last year. Total severance charges recorded in the nine months ended September 30, 2007 were $1.6 million, or ($0.06) per share.

Deferred revenue increased approximately 13% to $4.4 million in the third quarter of 2007, compared to $3.9 million at December 31, 2006. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future quarters as the Company's subscription and data products are utilized. At September 30, 2007, cash, cash equivalents and short-term investments totaled $3.8 million, compared to $3.1 million at December 31, 2006.

KEY FINANCIAL METRICS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	3Q'06	3Q'07	3Q'06	3Q'07
Subscriptions	$2,271	$2,260	$7,017	$6,613
Data Licenses	1,719	2,226	4,968	5,938
Advertising and E-commerce	74	191	196	585
Total Revenues	$4,064	$4,677	$12,181	$13,136

Net Loss	$(1,462)	$(1,845)	$(4,359)	$(5,799)
Interest (Income)/Expense, net	(38)	87	(114)	139
Operating Loss	(1,500)	(1,758)	(4,473)	(5,660)
Severance Costs	-	984	-	1,615
Stock Compensation	249	409	776	1,041
Amortization and Depreciation	443	436	1,346	1,310
Adjusted EBITDA	$(808)	$71	$(2,351)	$(1,694)

Net Loss per share	$(0.06)	$(0.07)	$(0.17)	$(0.22)
Adjusted EBITDA per share	$(0.03)	$0.00	$(0.09)	$(0.07)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company's definition of adjusted EBITDA might not be consistent with that of other companies.

 EDGAR Online will hold its quarterly conference call to review results for the third quarter ended September 30, 2007 today, Tuesday, October 30, 2007, at 5 p.m. EDT. Philip Moyer, CEO and President, and Greg D. Adams, COO and CFO, will host the call. To participate, please call (866) 334-3876 (toll-free for domestic callers), or (416) 849-4292 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/.

 Investors also have the option of calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 49913, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on October 30, 2007.

 About EDGAR(R) Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

EDGAR Online, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
Revenues:
Subscriptions	$2,271	$2,260	$7,017	$6,613
Data licenses	1,719	2,226	4,968	5,938
Advertising and e-commerce	74	191	196	585
Total revenues	4,064	4,677	12,181	13,136

Total cost of sales	603	797	1,828	2,222

Gross profit	3,461	3,880	10,353	10,914

Sales and marketing	1,358	1,128	3,888	3,731
Product development	926	913	2,846	2,775
General and administrative	2,234	2,177	6,746	7,143
Severance costs	-	984	-	1,615
Amortization and depreciation	443	436	1,346	1,310
Total operating expenses	4,961	5,638	14,826	16,574

Operating loss	(1,500)	(1,758)	(4,473)	(5,660)

Interest income/(expense), net	38	(87)	114	(139)
Net loss	$(1,462)	$(1,845)	$(4,359)	$(5,799)
Weighted average shares outstanding - basic and diluted	25,706	26,048	25,392	25,962
Net loss per share - basic and diluted	$(0.06)	$(0.07)	$(0.17)	$(0.22)

EDGAR Online, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2006	2007
Assets		(unaudited)

Cash, cash equivalents and short-term investments	$3,070	$3,824
Accounts receivable, net	2,550	2,848
Other assets	229	287
Total current assets	5,849	6,959

Property and equipment, net	1,132	947
Goodwill	2,189	2,189
Intangible assets, net	5,444	4,509
Other assets	1,258	1,122
Total assets	$15,872	$15,726

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$2,084	$2,773
Deferred revenues	3,858	4,377
Current portion of long term debt	-	63
Total current liabilities	5,942	7,213

Long term debt	-	2,134
Other long term liabilities	-	491
Total liabilities	5,942	9,838

Stockholders' equity:
Common stock	270	273
Treasury stock	(2,132)	(2,132)
Additional paid-in capital	69,606	71,360
Accumulated deficit	(57,814)	(63,613)
Total stockholders' equity	9,930	5,888

Total liabilities and stockholders' equity	$15,872	$15,726